[AVANIR PHARMACEUTICALS logo]

AVANIR PHARMACEUTICALS REPORTS
THIRD QUARTER FISCAL 2006 FINANCIAL RESULTS

San Diego, August 9, 2006 – Avanir Pharmaceuticals (NASDAQ: AVNR) today reported unaudited financial results for the Company’s fiscal third quarter ended June 30, 2006.

Third Quarter 2006 Results
For the third quarter ended June 30, 2006, Avanir’s net loss was $17.5 million, or $0.56 per share, compared to $8.2 million, or $0.31 per share, for the same period in 2005. The acquisition of Alamo Pharmaceuticals LLC in the third quarter of fiscal 2006 increased Avanir’s operating expenses in the period, which contributed to a significant part of the increase in net loss compared with the same period a year ago. The third quarter of fiscal 2006 was highlighted by the following events:

•	Receipt from the U.S. Food and Drug Administration (“FDA”) of a notice of acceptance and Priority Review designation for the Neurodex™ new drug application (“NDA”), currently under review for the treatment of involuntary emotional expression disorder (“IEED”). Later in the quarter, the Company submitted safety data from a thorough QT study that was conducted to support an ongoing Phase III study investigating Neurodex for the treatment of painful diabetic neuropathy. The FDA determined that this information, while not requested for the NDA submission, would provide additional safety data pertinent to the NDA currently under review and extended the review time by 90 days, resulting in a PDUFA date of October 30, 2006.

•	Acquisition of Alamo Pharmaceuticals, a privately owned specialty pharmaceutical company, enhancing Avanir’s commercialization capabilities by adding a marketed product, FazaClo® (clozapine, USP), Orally Disintegrating Tablets, and an experienced sales force calling on a base of physicians that overlap with those to be targeted for Neurodex, if approved.

•	Receipt of notice of award of a $2 million research grant from the National Institutes of Health/National Institute of Allergy and Infectious Disease to establish a cGMP manufacturing process and to test efficacy of Avanir’s fully human monoclonal antibody treatment against inhalation anthrax in non-human primates. If successful, these pre-clinical studies could be used to support the filing of an investigational new drug application.

Subsequent to the close of the quarter, Avanir:

•	Licensed docosanol 10% cream to Healthcare Brands International (“HBI”) as a treatment for cold sores in 19 countries in the European Union, plus Russia and Ukraine. With the completion of this agreement, Avanir has licensed the rights to docosanol in all commercial territories worldwide that are deemed significant by the Company.

Revenues for the third quarter of fiscal 2006 were $2.4 million, compared to $3.3 million in the same period a year ago. Revenues in the third quarter of fiscal 2006 included $1.7 million in research services from collaborations with Novartis and AztraZeneca, recognition of $465,000 from the sale of abreva® royalty rights to Drug Royalty USA, and revenues from license fees and government research grants totaling $152,000. Revenues in the third quarter of fiscal 2005 included $2.5 million in license fees, $456,000 that the Company recognized from the sale of abreva® royalty rights, $263,000 in research services under the collaboration with Novartis, and $115,000 from government research grants.

In connection with the acquisition of Alamo, effective May 25, 2006 the Company began to market FazaClo®. Based on the current accounting literature on revenue recognition, the Company will begin to recognize revenue for this product in the period that wholesale shipments made subsequent to the acquisition date work their way through the distribution channel and are dispensed to patients. Consequently, no revenue was recognized during this quarter and may not be recognized until fiscal year 2007. Revenue will be recognized under this method for the foreseeable future and until such time as sufficient historical data enables the Company to reliably estimate product returns. Until that time cash received, net of anticipated discounts, will be recorded on the balance sheet as deferred revenue. For the month of May 2006, IMS National Sales Perspective reported gross wholesale sales of $1.2 million.

Total operating expenses were $20.2 million in the third fiscal quarter of 2006, compared to $11.7 million in the same period in fiscal 2005. This increase of $8.5 million included a $2.6 million charge for acquired in-process research and development in connection with the acquisition of Alamo, a $2.1 million increase related to the continued development of our commercial organization related to the potential launch of our lead product candidate, Neurodex™, $1.8 million from the addition of Alamo operations, $757,000 in stock-based compensation, a $500,000 increase in research and development, primarily for medical affairs, and a $484,000 increase in general and administrative expense.

Balance Sheet Highlights
As of June 30, 2006, we had cash and investments in securities totaling $38.2 million, including cash and cash equivalents of $2.2 million, short and long-term investments in securities of $35.2 million and restricted investments in securities of $857,000.

Fiscal Year-to-Date Results
The net loss for the first nine months of fiscal 2006 was $36.6 million, compared to $29.3 million for the same period a year ago. The basic and diluted net loss per share was $1.20 for the first nine months of fiscal 2006, compared to $1.17 for the same period a year ago.

Revenues for the first nine months of fiscal 2006 amounted to $13.0 million, compared to $4.9 million for the same period last year. Revenues for the first nine months of fiscal year 2006 included $5.0 million relating to the achievement of a milestone under the AztraZeneca license agreement, $6.2 million in research service revenues generated from our collaborative agreements with Novartis and AstraZeneca executed in April 2005 and July 2005, respectively, and $1.5 million from the recognition of revenue related to the sale of an undivided interest in our abreva® license agreement to Drug Royalty USA. Revenues for the first nine months of fiscal 2005 included $2.8 million in connection with the Novartis and other licenses, $1.4 million that the Company recognized from the sale of abreva royalty rights, $400,000 from government research grants and $263,000 from research services.

Total operating expenses were $50.7 million in the first nine months of fiscal 2006 compared to $34.5 million in the same period in fiscal 2005. R&D expenses were $27.1 million in the first nine months of fiscal 2006, compared to $23.0 million in the same period a year ago. The increase included a $2.6 million charge for acquired in-process research and development in connection with the acquisition of Alamo.

Selling, general and administrative expenses increased by $11.8 million. The increase is due to $4.9 million in costs incurred in connection with preparation for the potential launch of Neurodex, $1.8 million in expense from the addition of Alamo operations, a $1.6 million increase in medical educational grants, $1.6 million in stock-based compensation expense and a $1.3 million increase in salaries and benefits primarily related to an increase in headcount.

Conference Call and Webcast
Management will host a conference call with a simultaneous webcast on Wednesday, August 9, 2006 at 1:30 pm Pacific/4:30 pm Eastern to discuss third quarter of fiscal 2006 operating performance. The call/webcast will feature Eric Brandt, President and Chief Executive Officer, and Michael Puntoriero, Senior Vice President and Chief Financial Officer and other members of management. The webcast will be available live via the Internet by accessing Avanir’s website at www.avanir.com. Replays of the webcast will be available for 90 days, and a phone replay will be available through August 13, 2006 by dialing 800-642-1687 (domestic) and 706-645-9291 (international) and entering the passcode 3240618.

About the Company
Avanir Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, cardiovascular disorders, inflammation and infectious diseases. Avanir currently markets FazaClo®, the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard schizophrenic drug treatments. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenic or schizoaffective disorder. For full prescribing information and important safety information regarding FazaClo, please visit www.fazaclo.com Avanir’s lead product candidate, Neurodex™ for the treatment of involuntary emotional expression disorder, is the subject of a New Drug Application under priority review with the FDA. Additionally, Avanir has initiated a Phase III clinical trial with Neurodex as a potential treatment for patients with painful diabetic neuropathy. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease.  The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Forward Looking Statements
The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the company’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q and other publicly available information regarding the Company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect”. Avanir disclaims any intent to update these forward-looking statements.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 949-389-6789 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com

– Tables to follow –

AVANIR PHARMACEUTICALS
Summary Consolidated Financial Information (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
Consolidated Statement of
Operations Data:	2006	2005	2006	2005
Revenues	$2,363,247	$3,333,838	$12,977,163	$4,866,936

Operating expenses:
Research and development	9,834,721	6,470,317	27,117,970	22,952,728
Selling, general and administrative	10,105,474	5,239,076	23,366,332	11,562,262
Costs of product sales	260,164	—	260,164	3,102

Total operating expenses	20,200,359	11,709,393	50,744,466	34,518,092

Loss from operations	(17,837,112)	(8,375,555)	(37,767,303)	(29,651,156)
Interest income	551,948	179,042	1,444,536	426,021
Interest expense	(191,302)	(22,513)	(236,143)	(69,458)
Other income (expense), net.	(15,029)	11,496	(10,009)	(50,575)

Net loss before income taxes	(17,491,495)	(8,207,530)	(36,568,919)	(29,345,168)
Provision for income taxes	(809)	(14)	(3,230)	(1,912)

Net loss	$(17,492,304)	$(8,207,544)	$(36,572,149)	$(29,347,080)

Net loss per share:
Basic and diluted	$(0.56)	$(0.31)	$(1.20)	$(1.17)

Basic and diluted weighted average number of common shares outstanding	31,419,394	26,841,950	30,352,690	25,121,332

	June 30, 2006	September 30, 2005
Balance Sheet Data:
Cash and cash equivalents	$2,158,872	$8,620,143
Short-term, long-term and restricted investments in securities	36,067,619	18,917,443

Total cash and investments in securities	$38,226,491	$27,537,586
Net working capital	$13,834,083	$11,969,450
Total assets	$90,799,744	$41,401,990
Deferred revenue	$19,571,737	$19,158,210
Total liabilities	$71,593,944	$32,267,111
Shareholders’ equity	$19,205,800	$9,134,879